SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                February 11, 2003





                               AMEREN CORPORATION
             (Exact name of registrant as specified in its charter)




           Missouri                     1-14756                  43-1723446
(State or other jurisdiction          (Commission             (I.R.S. Employer
        of incorporation)             File Number)           Identification No.)




                 1901 Chouteau Avenue, St. Louis, Missouri 63103
              (Address of principal executive offices and Zip Code)






       Registrant's telephone number, including area code: (314) 621-3222

ITEM 9.    REGULATION FD DISCLOSURE

           On February 11, 2003, the Registrant issued a press release announcing its 2002 earnings. The press release is attached as Exhibit 99 and is incorporated herein by reference.


ITEM 7.    EXHIBITS

(c) Exhibits.

                99 Press release, dated February 11, 2003, issued by the Registrant.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               AMEREN CORPORATION
                                                  (Registrant)



                                       By      /s/ Martin J. Lyons
                                         ------------------------------
                                       Name:       Martin J. Lyons
                                       Title:        Controller
                                          (Principal Accounting Officer)


Date:  February 11, 2003



                                       2



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                                  Exhibit Index
                                  -------------

Exhibit No.                        Description
-----------                        -----------

   99     - Press release dated February 11, 2003, issued by Ameren Corporation.






                                       3


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[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                                                One Ameren Plaza
                                                            1901 Chouteau Avenue
                                                             St. Louis, MO 63103

Contacts:
    Media                     Analysts                    Investors
    Tim Fox                   Bruce Steinke               Investor Services
    (314) 554-3120            (314) 554-2574              (800) 255-2237
    tfox2@ameren.com          bsteinke@ameren.com         invest@ameren.com


                    AMEREN CORPORATION REPORTS 2002 EARNINGS

     St. Louis, Mo., Feb. 11, 2003---Ameren Corporation (NYSE: AEE) today announced 2002 net earnings of $382 million, or $2.61 per share ($2.60 diluted), compared to 2001 earnings of $469 million, or $3.41 per share ($3.40 diluted). Excluding unusual items, the company reported ongoing 2002 earnings of $440 million, or $3.01 per share ($3.00 diluted), compared to 2001 ongoing earnings of $476 million, or $3.46 per share ($3.45 diluted). The company's 2002 ongoing earnings per share was within the guidance for 2002 ongoing earnings of $3.00 to $3.10 per share provided in December 2002.

     The company recorded a net loss of $32 million, or 20 cents per share (20 cents diluted), for the fourth quarter of 2002, compared to net earnings of $49 million, or 35 cents per share (34 cents diluted), for the fourth quarter of 2001. Excluding unusual items, fourth quarter 2002 earnings were $26 million, or 18 cents per share (18 cents diluted). There were no unusual items in the fourth quarter of 2001.

     Net earnings in 2002 included an after-tax charge of $58 million, or 40 cents per share, related to a previously-announced voluntary retirement program and restructuring charges associated with the retirement of the company's Venice, Ill., plant and the temporary suspension of operation of two generating units at the company's Meredosia, Ill., plant. Earnings for 2001 included a one-time, after-tax charge of $7 million, or 5 cents per share, resulting from the required adoption of a new accounting standard related to derivative financial instruments in January 2001.

     "At Ameren, we have promised our stakeholders performance leadership by pursuing a consistent, long-term strategy that is focused on our core business of producing and delivering energy," said Charles W. Mueller, chairman and chief executive officer of Ameren Corporation. "In 2002, we continued to deliver on our promises. We entered into a constructive settlement of the largest rate case in our history, announced the acquisition of a high quality utility in CILCORP Inc., earned superior marks for customer service and environmental stewardship, and significantly outperformed the Standard & Poor's 500 and Dow Jones Utility indexes. We did this while maintaining a balance sheet and credit ratings that are among the best in our industry.

                                    - more -

Add One

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     "This was accomplished in a year when many companies in our industry failed to deliver on their promises as the energy sector grappled with a weak economy, soft energy markets, highly leveraged balance sheets and a host of other issues," added Mr. Mueller. "In fact, a major credit rating agency referred to 2002 as the worst year for our industry since the Great Depression."

     Total electric revenues in 2002 were flat as compared to the prior year. Warmer summer weather drove higher cooling demand, but this benefit to revenues was partially offset by the impact of the weak economy on industrial sales and rate reductions associated with our Missouri electric rate case settlement. During 2002, weather-sensitive residential and commercial electric kilowatthour sales rose 7 percent and 2 percent, respectively, while industrial electric sales decreased approximately 5 percent. Lower interchange revenues and sales compared to the prior year were attributable to lower energy prices and less low-cost generation available for sale due primarily to the increased demand for power from native load customers.

     Other operations and maintenance expenses increased $70 million during 2002, compared to 2001. This increase was primarily due to higher employee medical and pension benefit expenses, increased plant maintenance expenses, and higher labor costs due to customary cost of living increases. Earnings were also reduced in 2002 by increased depreciation and financing costs associated with capital additions and the dilutive effect on earnings per share from new common stock issued during the year to reduce outstanding debt and prefund a portion of the CILCORP acquisition. That acquisition was completed on Jan. 31, 2003. The average number of shares outstanding in 2002 was 6 percent greater than in 2001.

     In the fourth quarter of 2002, net earnings benefited from increased heating demand relative to 2001, but were reduced by a refueling and maintenance outage at the company's Callaway Nuclear Plant. Fourth quarter earnings were reduced by 13 cents per share due to the Callaway outage. Consistent with the full year 2002 trends, net earnings in the fourth quarter were also lower than in 2001, due to the Missouri rate case settlement and increased employee benefit, depreciation and financing costs.

     "Looking to 2003, we continue to expect some of the challenges we experienced in 2002 to persist," said Gary L. Rainwater, president and chief operating officer of Ameren Corporation. "However, we have taken numerous prudent actions to significantly lower costs and benefit future operations. And we are very excited about the anticipated benefits associated with our recent acquisition of CILCORP, which we completed two months earlier than we expected. This acquisition is expected to be accretive to earnings in the first year and provide meaningful long-term growth opportunities for our company. At Ameren, we remain committed to efficiently producing and delivering reliable energy, maintaining our financial strength and flexibility and providing solid, long-term returns to our shareholders."

                                   -- more --
Add Two

     The company also announced today that it reaffirmed its expectation that 2003 earnings will be in the range of $2.80 to $3.05 per share. The company's 2003 earnings range incorporates the expected earnings accretion from CILCORP and the issuance of 5.5 million shares of common stock in January to fund that acquisition. This estimate is subject to, among other things, weather, changing energy market and economic conditions and other risks and uncertainties outlined in the company's Safe Harbor Statement.

     Ameren will conduct a conference call for financial analysts at 10:30 a.m. (Central Time) on Tuesday, Feb. 11, to discuss 2002 earnings. Investors, the news media and the public may listen to a live Internet broadcast of the Ameren analyst call at www.ameren.com by clicking on "Live Webcast: Q4 2002 Ameren Corporation Earnings Conference Call, Feb. 11, 2003, 11:30 a.m. ET," then the appropriate audio link.

     The analyst call will also be available for replay on the Internet for one week. Telephone playback of the conference call will also be available beginning at 12:30 p.m. (Central Time), Feb. 11, and until Feb. 18 by dialing, U.S. (800) 428-6051; international (973) 709-2089, and entering the number: 283709.

     With assets of more than $13.5 billion, Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a capacity of more than 14,500 megawatts. Ameren serves 1.7 million electric customers and 500,000 natural gas customers in a 49,000-square-mile area of Missouri and Illinois.

Safe Harbor Statement
---------------------

     Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such "forward-looking" statements:

     o the effects of the stipulation and agreement relating to the AmerenUE excess earnings complaint case and other regulatory actions, including changes in regulatory policy;
     o changes in laws and other governmental actions, including monetary and fiscal policy;
     o the impact on the company of current regulations related to the opportunity for customers to choose alternative energy suppliers in Illinois;
     o the effects of increased competition in the future due to, among other things, deregulation of certain aspects of the company's business at both the state and federal levels;
     o the effects of participation in a Federal Energy Regulatory Commission-approved regional transmission organization, including activities associated with the Midwest Independent System Operator;
     o availability and future market prices for fuel and purchased power, electricity and natural gas, including the use of financial and derivative instruments and volatility of changes in market prices;
     o    average rates for electricity in the Midwest;
     o    business and economic conditions;
     o the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
     o    interest rates and the availability of capital;
     o    actions of ratings agencies and the effects of such actions;
     o    weather conditions;
     o    generation plant construction, installation and performance;
     o    operation of nuclear power facilities and decommissioning costs;
     o the effects of strategic initiatives, including acquisitions and divestitures;
     o the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;
     o future wages and employee benefits costs, including changes in returns on benefit plan assets;
     o disruptions of the capital markets or other events making the company's access to necessary capital more difficult or costly;
     o competition from other generating facilities, including new facilities that may be developed;
     o    difficulties in integrating CILCO with the company's other businesses;
     o changes in the coal markets, environmental laws or regulations, or other factors adversely impacting synergy assumptions in connection with the CILCORP Inc. acquisition;
     o    cost  and  availability  of  transmission   capacity  for  the  energy
          generated by the Company's generating facilities or required to satisfy energy sales made by the Company; and
     o    legal and administrative proceedings.

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